UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2013

3DIcon Corporation

(Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	333- 143761 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 1, 2013, Mark Willner resigned as Chief Executive Officer of 3DIcon Corporation (the “Company”) in order to allow Victor F. Keen to take over in his place as the Company’s newly appointed Interim Chief Executive Officer.

Mr. Willner’s resignation was not a result of any dispute with the Company. Furthermore, Mr. Willner will assume a strategic consulting role with the Company, focusing his efforts on the commercialization of and business development of the Company’s patented 3D display technology, CSpace®.

Mr. Keen, formerly Co-Chairman of the Company’s Board of Directors (the “Board”), will remain a member of the Board while John M. O’Connor, also a former Co-Chairman, was newly elected as the sole Chairman of the Board.

Mr. Keen, age 72, has been a member of the Board since November 2007. Mr. Keen is a graduate of Harvard Law School and Trinity College. Until November 2010 he was the chair of the Tax Practice Group at Duane Morris LLP, an international law firm and one of the 100 largest law firms in the world with more than 800 attorneys. In November 2010, Mr. Keen became Of Counsel to the firm and has since devoted the majority of his time to charitable board memberships, as well as real estate investments in New York City. For more than ten years Mr. Keen served on the board of Research Frontiers (NASDAQ: REFR), a developer of “Smart Glass” through licensees around the world. For more than five years, he served as the head of the Compensation Committee for Research Frontiers. Mr. Keen holds the position of Board Observer for Egenix, Inc., a bioresearch firm focusing on developing treatments for several specific cancers. Mr. Keen has been an active investor in a number of private companies, both start up and later stage, including: Lending Tree, acquired by IAC Interactive Corp. (NASDAQ:IACI); Circle Lending, Inc., now part of Richard Branson’s Virgin Group; and Rollover Systems, Inc., a privately held company involved in the matching of individual IRA/pension accounts with appropriate managers.

Item 8.01.	Other Events

A copy of the press release announcing Mr. Willner’s resignation and Mr. Keen’s appointment is attached herewith as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

No.	Description
99.1	Press Release of 3DIcon Corporation, dated November 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2013	3DIcon Corporation By: /s/ Victor Keen
Name: Victor Keen Position: Interim Chief Executive Officer